Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS THIRD QUARTER 2010 RESULTS

Beer in emerging markets, global wine and spirits volumes post gains

PERRYSBURG, Ohio (October 27, 2010) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the third quarter ended September 30, 2010.

Highlights:

•      Earnings: Reported net earnings were $0.84 per share (diluted) in the third quarter of 2010, compared to $0.74 per share in the prior year. Adjusted net earnings (non-GAAP) of $0.90 per share were down from $0.95 per share in the third quarter of 2009. Unfavorable currency translation affected earnings by $0.04 per share.

•      Volume: Global shipments were down 2.4 percent from the prior year third quarter, but the impact on earnings was mostly offset by a favorable regional sales mix. Excluding volume loss tied to contract renegotiations effective in 2010, total shipments were up slightly compared to the third quarter of last year.

•      End Market Trends: Year-to-date glass shipments for beer in emerging markets, and wine and spirits on a global basis were up between 5 and 13 percent. Beer in mature markets remained soft.

•      Costs: Manufacturing and delivery costs increased from the prior year third quarter primarily due to inflation.

•      Strategic Events: O-I purchased CIV (Companhia Industrial de Vidros), the largest glass container producer in northern Brazil, and increased production with two new furnaces in South America to serve fast-growing markets.

•      Capital Structure: O-I’s strong financial flexibility was further improved by a €500 million bond offering in the third quarter to fund the Company’s strategic growth.

•      Venezuela Plants: On October 26, 2010, the Venezuelan government decreed the expropriation of O-I’s operations in Venezuela. This business represents less than 5 percent of the Company’s global segment operating profit. O-I is pursuing a resolution of this matter that benefits its employees, customers, and shareholders.

Third-quarter net sales were $1.74 billion in 2010, down from $1.87 billion in the prior year, primarily due to unfavorable foreign currency translation effects.

Net earnings attributable to the Company in the third quarter of 2010 were $138.7 million, or $0.84 per share (diluted), compared to $126.7 million, or $0.74 per share (diluted), in the prior year. Excluding items management considers not representative of ongoing operations, adjusted net earnings were $148.1 million, or $0.90 per share (diluted), compared to third quarter 2009 adjusted net earnings of $162.7 million, or $0.95 per share (diluted). A description of items that management considers not representative of ongoing operations and a reconciliation of the GAAP to non-GAAP earnings and earnings per share can be found in Note 1 provided below and in the charts on the Company’s Web site, www.o-i.com/investorrelations.

Commenting on the Company’s third quarter, Chairman and Chief Executive Officer Al Stroucken said, “Our financial results reflected the varying pace of economic recovery in the regions we serve. In the emerging markets, glass demand improved in all end-use categories. Globally, demand was up across the wine, food and spirits categories, while beer demand remained sluggish in the more mature markets. We continued to execute on our long-term growth strategy. During the quarter, we acquired CIV in northern Brazil and opened new furnaces in Peru and Argentina. These initiatives build on acquisitions earlier this year in Argentina, China, Malaysia and Vietnam, as we expand our business in attractive and growing markets.”

Operational highlights: New furnaces and realignment activities will enhance future profitability

O-I reported third-quarter 2010 segment operating profit of $299 million, down from $317 million in the prior year. Unfavorable foreign currency translation impacted operating profit by $9 million.

Price and product mix were consistent with the third quarter of 2009. Global shipments, in tonnes, were down 2.4 percent from the prior year. However, the earnings impact from lower volume was mostly offset by a favorable regional sales mix due to strong growth of higher margin business in South America. The decline in O-I’s global shipments reflected lower volumes following the renegotiation of contracts that went into effect in 2010. Excluding this impact, third quarter shipments were up slightly from 2009 levels.

Year-to-date glass shipment trends have varied by end-use category. While beer in mature markets remained soft, shipments for beer in emerging markets, as well as wine and spirits on a global basis, were up between 5 and 13 percent.

Manufacturing and delivery costs increased $21 million from the prior year, mostly due to inflation. During the third quarter, O-I completed its footprint realignment initiative and began production at new furnaces in Argentina and Peru. While impacting third quarter results, these activities will benefit earnings going forward.

Corporate costs increased from the prior year, primarily due to higher pension expense, which was partially offset by cost reduction efforts.

Financial highlights: Eurobond offering to fund future strategic growth investments

At September 30, 2010, O-I reported total debt of $4.345 billion and cash of $700 million. Net debt was $3.645 billion, up $826 million from the second quarter of 2010. The increase in net debt reflected the funding of two acquisitions and an unfavorable foreign currency translation of $138 million, partially offset by $75 million of positive free cash flow. During the quarter, the Company completed a highly successful bond offering, issuing €500 million of 6.75 percent senior notes due in 2020 to fund the Company’s strategic growth. Available liquidity on September 30 was $724 million under the Company’s global revolving credit facility, which does not mature until June 2012.

Asbestos-related cash payments during the third quarter of 2010 were $36 million, down from $38 million during the third quarter of 2009. New lawsuits and claims filed during the first three quarters of 2010 were approximately 24 percent lower than the same period last year. The number of pending asbestos-related lawsuits and claims was approximately 6,500 as of September 30, 2010, down from 6,900 at the end of 2009.

Business outlook

Commenting on the Company’s outlook for the fourth quarter of 2010, Stroucken said, “Although the situation remains uncertain, the recent governmental decree for the expropriation of our Venezuelan operations will likely negatively impact fourth quarter results. In terms of global glass trends for the remainder of the year, we anticipate prices will remain stable and volume growth in the emerging markets will continue to be strong. Our recent expansion in these markets will further benefit earnings in the future. However, shipments in the mature markets will likely remain inconsistent until beer demand recovers. Overall, operating rates should be higher than in the fourth quarter of last year. Our financial position remains strong and we are well positioned to pursue additional strategic acquisitions to further increase shareholder value.”

2

Note 1:

The table below describes the items that management considers not representative of ongoing operations.

	Three months ended September 30
	2010		2009
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Net Earnings Attributable to the Company	$138.7	$0.84	$126.7	$0.74
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for acquisition transaction costs and fair value inventory adjustments	9.4	0.06
Charges for restructuring and asset impairment	—	—	36.0	0.21
Adjusted Net Earnings	$148.1	$0.90	$162.7	$0.95

	Nine months ended September 30 2010
	2010		2009
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Net Earnings Attributable to the Company	$365.1	$2.18	$321.1	$1.89
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for acquisition transaction costs and fair value inventory adjustments	9.4	0.06
Charges for restructuring and asset impairment	7.9	0.05	88.9	0.52
Charges for note repurchase premiums and write-off of finance fees, net of related interest rate swap settlements	—	—	5.2	0.03
Adjusted Net Earnings	$382.4	$2.29	$415.2	$2.44

Company Profile

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world. With the leading position in Europe, North America, Asia Pacific and Latin America, O-I manufactures consumer-preferred, 100-percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products. Established in 1903, the Company employs more than 24,000 people with 81 plants in 22 countries. In 2009, net sales were $7.1 billion. For more information, visit www.o-i.com/investorrelations.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting.

3

Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts all important information on its Web site — www.o-i.com/investorrelations.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including the announced expropriation of the Company’s operations in Venezuela, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s Venezuelan operations and events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this news release.

Conference Call Scheduled for October 28, 2010

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, October 28, 2010, at 8:30 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I Web site at www.o-i.com/investorrelations.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m., Eastern Time, on October 28. Ask for the O-I conference call. A replay of the call will be available on the O-I Web site, www.o-i.com/investorrelations, for one year following the call.

Contacts:	O-I, Sasha Sekpeh, 567-336-2355 — Investor Relations
O-I, Stephanie Johnston, 567-336-7199 — Corporate Communications

Copies of O-I news releases are available on the O-I Web site at www.o-i.com/investorrelations or at www.prnewswire.com.

O-I’s fourth-quarter 2010 earnings conference call is currently scheduled for Thursday, January 27, 2011, at 8:30 a.m., Eastern Time.

# # #

4

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Net sales	$1,741.2	$1,874.6	$5,034.6	$5,200.6
Manufacturing, shipping, and delivery expense (a)	(1,364.1)	(1,425.9)	(3,949.8)	(4,047.7)

Gross profit	377.1	448.7	1,084.8	1,152.9

Selling and administrative expense	(125.4)	(128.2)	(372.0)	(369.1)
Research, development, and engineering expense	(14.2)	(14.3)	(43.3)	(42.3)
Interest expense (b)	(61.0)	(58.6)	(176.6)	(164.6)
Interest income	2.5	6.1	10.7	21.1
Equity earnings	19.4	11.9	45.5	39.6
Royalties and net technical assistance	4.1	3.4	12.1	9.7
Other income	7.5	2.4	10.1	4.9
Other expense (c)	(2.0)	(78.6)	(25.1)	(157.4)

Earnings before income taxes	208.0	192.8	546.2	494.8

Provision for income taxes	(57.3)	(63.8)	(146.2)	(144.5)

Net earnings	150.7	129.0	400.0	350.3

Net earnings attributable to noncontrolling interests	(12.0)	(2.3)	(34.9)	(29.2)

Net earnings attributable to the Company	$138.7	$126.7	$365.1	$321.1

Basic net earnings per share	$0.85	$0.75	$2.21	$1.91

Weighted average shares outstanding (000s)	163,079	167,877	164,638	167,577

Diluted net earnings per share	$0.84	$0.74	$2.18	$1.89

Diluted average shares (000s)	165,591	171,543	167,558	170,160

(a)          Amount for the three and nine months ended September 30, 2010, includes charges of $5.1 million ($3.4 million after tax amount attributable to the Company) for acquisition-related fair value inventory adjustments.  The effect of these charges is a reduction in earnings per share of $0.02.

(b)         Amount for the nine months ended September 30, 2009,  includes charges of $5.2 million (pretax and after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity.  The aftertax effect of this charge is a reduction in earnings per share of $0.03.

(c)          Amount for the three and nine months ended September 30, 2010, includes charges of $6.0 million (pretax and after tax) for acquisition transaction costs.  The effect of these charges is a reduction in earnings per share of $0.04.

Amount for the nine months ended September 30, 2010, includes charges of $8.0 million ($7.9 million after tax amount attributable to the Company) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.05.

Amount for the three months ended September 30, 2009, includes charges of $57.5 million ($36.0 million after tax amount attributable to the Company) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.21.

Amount for the nine months ended September 30, 2009, includes charges of $113.1 million ($88.9 million after tax amount attributable to the Company) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.52.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	Sept. 30,	Dec. 31,	Sept. 30,
	2010	2009	2009
Assets
Current assets:
Cash and cash equivalents	$700.2	$811.7	$1,017.1
Short-term investments, at cost which approximates market	0.7	0.9	0.9
Receivables, less allowances for losses and discounts	1,186.0	1,004.2	1,146.6
Inventories	1,012.1	900.3	1,035.4
Prepaid expenses	66.6	79.6	45.5

Total current assets	2,965.6	2,796.7	3,245.5

Investments and other assets:
Equity investments	286.8	114.3	124.0
Repair parts inventories	145.2	125.1	144.2
Prepaid pension	45.5	46.3
Deposits, receivables, and other assets	623.6	521.7	513.9
Goodwill	2,744.3	2,381.0	2,382.3

Total other assets	3,845.4	3,188.4	3,164.4

Property, plant, and equipment, at cost	7,042.4	6,618.9	6,559.2
Less accumulated depreciation	3,970.2	3,876.6	3,849.3

Net property, plant, and equipment	3,072.2	2,742.3	2,709.9

Total assets	$9,883.2	$8,727.4	$9,119.8

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$339.3	$352.0	$377.6
Current portion of asbestos-related liabilities	175.0	175.0	175.0
Accounts payable	862.5	863.2	816.1
Other liabilities	779.1	644.1	730.8

Total current liabilities	2,155.9	2,034.3	2,099.5

Long-term debt	4,005.7	3,257.5	3,343.9
Deferred taxes	228.9	186.3	160.1
Pension benefits	547.0	577.6	706.9
Nonpension postretirement benefits	265.1	266.7	242.5
Other liabilities	328.0	358.5	368.9
Asbestos-related liabilities	196.5	310.1	197.9
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	1.8	1.8	1.8
Capital in excess of par value	3,033.9	2,941.9	2,935.2
Treasury stock, at cost	(413.0)	(217.1)	(218.0)
Retained earnings	494.5	129.4	288.7
Accumulated other comprehensive loss	(1,179.0)	(1,317.8)	(1,250.5)

Total share owners’ equity of the Company	1,938.2	1,538.2	1,757.2
Noncontrolling interests	217.9	198.2	242.9

Total share owners’ equity	2,156.1	1,736.4	2,000.1

Total liabilities and share owners’ equity	$9,883.2	$8,727.4	$9,119.8

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Cash flows from operating activities:
Net earnings	$150.7	$129.0	$400.0	$350.3
Non-cash charges:
Depreciation	93.1	92.1	270.5	274.3
Amortization of intangibles and other deferred items	5.0	8.7	17.6	18.0
Amortization of finance fees and debt discount	7.3	3.3	15.9	7.3
Restructuring and asset impairment	—	57.5	8.0	113.1
Charge for acquisition-related fair value inventory adjustments	5.1		5.1
Other	(12.5)	26.1	71.8	66.8
Asbestos-related payments	(36.4)	(38.2)	(113.6)	(122.4)
Cash paid for restructuring activities	(17.8)	(9.5)	(49.0)	(42.7)
Change in non-current operating assets	(6.7)	2.0	(33.2)	13.1
Change in non-current liabilities	(13.9)	(29.1)	(44.0)	(96.8)
Change in components of working capital	56.5	154.3	(144.1)	(1.6)
Cash provided by operating activities	230.4	396.2	405.0	579.4

Cash flows from investing activities:
Additions to property, plant, and equipment	(155.1)	(69.6)	(391.6)	(193.7)
Acquisitions, net of cash acquired	(728.5)	(5.4)	(754.3)	(5.4)
Repayment from equity affiliate		—		1.6
Change in short-term investments	—		0.3
Net cash proceeds related to sale of assets	0.6	0.2	0.9	4.4
Cash utilized in investing activities	(883.0)	(74.8)	(1,144.7)	(193.1)

Cash flows from financing activities:
Additions to long-term debt	679.8	2.2	1,369.8	1,072.6
Repayments of long-term debt	(4.8)	(4.2)	(494.8)	(750.0)
Increase (decrease) in short-term loans	(21.0)	10.4	(29.4)	(55.1)
Net receipts (payments) for hedging activity	12.3	(11.2)	33.8	17.9
Payment of finance fees	(14.7)	(2.1)	(32.6)	(13.9)
Dividends paid to noncontrolling interests	(1.7)	(2.9)	(23.4)	(58.3)
Treasury shares purchased	—		(199.2)
Issuance of common stock and other	0.6	1.8	4.1	6.1
Cash provided by (utilized in) financing activities	650.5	(6.0)	628.3	219.3
Effect of exchange rate fluctuations on cash	20.0	24.5	(0.1)	32.0
Increase (decrease) in cash	17.9	339.9	(111.5)	637.6
Cash at beginning of period	682.3	677.2	811.7	379.5
Cash at end of period	$700.2	$1,017.1	$700.2	$1,017.1

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Net sales:
Europe	$702.4	$785.9	$2,086.0	$2,192.7
North America	483.5	538.5	1,443.4	1,593.2
South America	296.0	290.5	754.5	754.4
Asia Pacific	249.9	252.1	723.5	626.9

Reportable segment totals	1,731.8	1,867.0	5,007.4	5,167.2

Other	9.4	7.6	27.2	33.4

Net sales	$1,741.2	$1,874.6	$5,034.6	$5,200.6

Segment Operating Profit (a):

Europe	$113.2	$128.4	$274.1	$293.0
North America	71.1	82.9	221.9	248.7
South America	76.6	63.6	182.6	180.6
Asia Pacific	37.7	41.7	105.3	78.1

Reportable segment totals (b)	298.6	316.6	783.9	800.4

Items excluded from Segment Operating Profit:
Retained corporate costs and other	(21.0)	(13.8)	(52.7)	(49.0)
Restructuring and asset impairment	—	(57.5)	(8.0)	(113.1)
Acquisition-related fair value inventory adjustment	(5.1)		(5.1)
Acquisition transaction costs	(6.0)		(6.0)

Interest income	2.5	6.1	10.7	21.1
Interest expense	(61.0)	(58.6)	(176.6)	(164.6)
Earnings before income taxes	$208.0	$192.8	$546.2	$494.8

The following notes relate to Segment Operating Profit:

(a)          Segment Operating Profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on Segment Operating Profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Segment Operating Profit is earnings before income taxes.  The Company presents Segment Operating Profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to earnings before income taxes is included in the tables above.

(b)         Segment Operating Profit for the three and nine months ended September 30, 2010, excludes charges of $5.1 million for acquisition-related fair value inventory adjustments.

Segment Operating Profit for the three and nine months ended September 30, 2010, excludes charges of $6.0 million for acquisition transaction costs.

Segment Operating Profit for the nine months ended September 30, 2010, excludes charges of $8.0 million for restructuring and asset impairment.

Segment Operating Profit for the three months and nine months ended September 30, 2009, excludes charges of $57.5 million and $113.1 million, respectively, for restructuring and asset impairment.